Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and related prospectus of our report dated March 29, 2022, with respect to the consolidated financial statements of SAB Biotherapeutics, Inc. and Subsidiaries (Company) as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 20, 2022